Exhibit 2.2

FIRST AMENDMENT AND WAIVER

TO PURCHASE AND SALE AGREEMENT

THIS FIRST AMENDMENT AND WAIVER TO PURCHASE AND SALE AGREEMENT (this “Amendment”) dated effective as of August 11, 2014 (the “Effective Date”) is made and entered into by and between Citrus Energy Appalachia, LLC, a Delaware limited liability company (“Citrus”), TLK Partners, LLC, an Oklahoma limited liability company (“TLK”),  and Troy Energy Investments, LLC, an Oklahoma limited liability company (“TEI”, and together with Citrus and TLK, “Seller”) and Warren Resources, Inc., a Maryland corporation (“Buyer”).  In addition, Citrus Energy Corporation, a Colorado corporation (“CEC”), is joining this Amendment solely in the capacity set forth in the PSA (as defined herein).  Seller, Buyer and CEC are sometimes referred to herein as a “Party” and collectively as the “Parties.”  Capitalized terms used but not defined in this Amendment shall have the meanings given to such terms in the PSA.

WHEREAS, Seller and Buyer entered into that certain Purchase and Sale Agreement dated as of July 6, 2014 (the “PSA”); and

WHEREAS, the Parties now desire to make certain modifications and amendments to the PSA as more specifically set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

AMENDMENTS TO SCHEDULES OF PSA

1.1                   Amendment of Schedule 4.8.  Schedule 4.8 to the PSA is hereby amended to include the following:

a.              That certain Open-End Mortgage, Assignment of Production, Security Agreement, As-Extracted Collateral Filing, Fixture Filing, and Financial Statement, dated July 26, 2013, between Natixis, New York Branch and Citrus.

b.              That certain First Supplement and Amendment to Open-End Mortgage, Assignment of Production, Security Agreement, As-Extracted Collateral Filing, Fixture Filing, and Financing Statement, dated September 23, 2013, between Natixis, New York Branch and Citrus.

ARTICLE II

AMENDMENTS TO PSA

2.1                   TLK Partners, LLC.

a.              All references to “TLK Energy LLC” or “TLK Energy, LLC” in the PSA and all exhibits or schedules to the PSA are hereby amended by deleting the words “TLK

Energy LLC” or “TLK Energy, LLC” and replacing them with “TLK Partners, LLC.”

b.              TLK hereby ratifies and confirms the PSA in all respects, and the PSA, with respect to TLK, shall be in full force and effect, effective as of July 6, 2014, for all purposes as if TLK had executed the PSA as of July 6, 2014.

2.2                   Certain Cross References.

a.              The introductory paragraph of Article IV is hereby amended by deleting the reference to Section 15.11(d) and replacing it with a reference to Section 15.11(e).

b.              The third sentence of Section 15.10 is hereby amended by deleting it in its entirety and replacing with the following:

i.                  Notwithstanding the foregoing, the Financing Sources shall be deemed third-Person beneficiaries of the limitations on liability set forth in Sections 3.2(b), 13.11, 15.10, and 15.18 hereof, each of which limitations shall be enforceable by each Financing Source and, to the extent enforced thereby, construed in accordance with, and governed by, the Laws of the State of New York without reference to the conflict of Laws principles thereof, and none of which limitations shall be amended or otherwise modified in any way that adversely affects the rights of any Financing Source without the prior written consent of the Financing Sources.

2.3                   Payment of Stock Consideration.

a.              Section 3.1(b) is hereby amended by deleting it in its entirety and replacing it with the following:

i.                  (b) the Stock Consideration (which shall be payable solely to Citrus or its designee, not to TEI or TLK), plus

b.              Schedule 3.1 shall be amended to add a reference to footnote 1 after “Stock Consideration,” and to add the following as footnote 1:

i.                  Pursuant to Section 3.1(b) Stock Consideration is payable to Citrus or its designee.

c.               Citrus hereby designates CEC as its designee for purposes of receiving the Stock Consideration at Closing, and hereby assigns to CEC, and CEC accepts, all of Citrus’s right, title and interest in the Stock Consideration.

d.              The introductory paragraph of Article IV is hereby amended by adding the following language at the end of the paragraph:

i.                  ; and, in connection with receiving the Stock Consideration as Citrus’s designee, CEC (severally, and not jointly) provides to Buyer as of the

Execution Date, and, again as of the Closing, the representations and warranties set forth in Sections 14.17, 14.18 and 14.19 only:

e.               Section 5.10(b) is hereby amended and restated to replace the reference to “Citrus” with “Citrus or its designee.”

f.                Section 9.3(e) is hereby deleted and replaced with the following:

i.                  Evidence of issuance of the Stock Consideration in the name of CEC credited to book-entry accounts maintained by the Buyer’s transfer agent, bearing the legend or restrictive notation set forth in Section 4.19, free and clear of any liens.

g.               Section 9.3(o) is hereby amended and restated to replace the reference to “Seller” to “Citrus or its designee”.

2.4                   Payment of Earn-Out Consideration.

a.              Section 3.10 is hereby amended by adding the following sentence to the end of Section 3.10:

i.                  The Earn-Out Consideration shall be paid by Buyer to Citrus within 15 days of final resolution of the Earn-Out Calculation pursuant to this Section 3.10.

2.5                   Closing Date.  Pursuant to Section 9.1 of the PSA, the Parties hereby agree that the Closing shall occur on Monday, August 11, 2014.  The defined term “Closing Date” is hereby amended to mean Monday, August 11, 2014.

ARTICLE III

TITLE AND ENVIRONMENTAL MATTERS

3.1                   Title and Environmental Matters.

a.              The Parties hereby agree that there are no asserted Environmental Defects that exceed the Individual Environmental Threshold.  The Parties hereby agree that the amount of the sum of (1) the aggregate Title Defect Amounts of all asserted and uncured Title Defects that exceed the Individual Title Defect Threshold, plus (2) the aggregate Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Threshold, does not exceed the Aggregate Deductible.

b.              Except as set forth in the special warranty of title under the Assignment, the Parties hereby agree, pursuant to Section 11.2(i) of the PSA, that there shall be no adjustments to the Cash Consideration or other remedies provided by Seller for any Title Defects, and that no further action is required by Seller with regards to any Title Defects.

c.               Except as set forth in the special warranty of title under the Assignment, the Parties hereby agree, pursuant to Section 13.1(d)(i) of the PSA, that there shall be no adjustment to the Cash Consideration or other remedies provided by Seller for any Environmental Defects, and that no further action is required by Seller with respect to any Environmental Defects.

ARTICLE IV

WAIVER

4.1                   Waiver of Buyer’s Representation regarding Authority to Operate the Assets.

a.              Subject to the terms of that certain Transition Services Agreement by and between CEC and Buyer dated as of even date herewith (the “TSA”), Seller hereby irrevocably waives, discharges and releases Buyer from any and all claims to the extent arising from, or attributable to, the breach of Buyer’s (i) representation that Buyer would be qualified per applicable Law to own and assume operatorship of the Assets at Closing under Section 5.8 of the PSA, insofar and only insofar as to Buyer’s failure to secure operator status with the Agencies (as defined in the TSA), and further waives the related condition to Closing under Section 8.1 of the PSA, only with respect to Buyer’s representation under 5.8 not being true and correct on and as of the Closing Date, as set forth above, and (ii) covenants of Buyer under Sections 6.3 and 6.5 of the PSA to have certain replacement bonds, Collateral Support and certain Guarantees as of the Closing Date, such that Seller can be released from its corresponding obligations related thereto, and Seller further waives the related condition to Closing under Section 8.2 of the PSA, only with respect to Buyer’s covenants under Sections 6.3 and 6.5 to have performed the same (or caused to be performed the same) on and as of the Closing Date, as set forth above.  Seller and Buyer agree that Buyer shall secure operator status and take all actions necessary with the Agencies (as defined in the TSA) in accordance with the terms of the TSA to enable Buyer to operate the Assets, and, without limiting Seller’s remedies under the TSA and without duplication, Buyer shall indemnify Seller for any Claims (as defined in the TSA) arising from or in connection with Buyer’s failure to secure operator status with the Agencies (as defined in the TSA) set forth in the TSA as of the Closing Date.

b.              Notwithstanding the waiver set forth above, on or before the date that is ninety (90) days from the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for such Capital Support items (bonds, letters of credit and guarantees) to the extent such replacements are necessary (a) for Buyer’s ownership of the Assets and (b) to permit the cancellation of the bonds, letters or credit and guarantees posted by Seller and/or its Affiliates with respect to the Assets.  In addition, upon receipt, Buyer shall deliver to Seller evidence of the posting of bonds or other security with all applicable Governmental Authorities meeting the requirements of such Governmental Authorities to own and, if applicable, operate the Assets.  Buyer shall use commercially reasonable efforts to cooperate with Seller in order to cause Seller and its Affiliates to be released, as of the date that is ninety (90) days from the Closing Date, form all guarantees and other forms of financial assurance, including any performance bonds previously put in place by Seller, set forth in Schedule 6.5 of the PSA, and as further described in Schedule 4.24 of the PSA.

ARTICLE V

MISCELLANEOUS

5.1                   Conflicts.  In the event of a conflict between the terms of the PSA or this Amendment and the terms and provisions of any transaction document, the terms of the PSA and this Amendment shall govern and control; provided, however, that the inclusion in any transaction document of terms and provisions not addressed in the PSA or this Amendment shall not be deemed a conflict, and all such additional provisions shall be given full force and effect, subject to the provisions of Section 15.19 of the PSA or this Section 6(a).

5.2                   Severability.  If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Amendment so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby and by the PSA are fulfilled to the extent possible.

5.3                   Governing Law.  THIS AMENDMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW, RULE OR PRINCIPLE THAT MIGHT REFER TO CONSTRUCTION OF PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.

5.4                   Counterparts.  This Amendment may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement.  Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto.

5.5                   Ratification.  The Parties hereby ratify and approve the PSA, as amended hereby, and the Parties acknowledge that all of the terms and provisions of the PSA, as amended hereby, are and remain in full force and effect.

5.6                   Entire Agreement.  This Amendment and the PSA, and the Appendices, Schedules and Exhibits thereto, as amended, contain the entire agreement between the Parties with respect to the subject matter hereof and thereof and there are no agreements, understandings, representations or warranties between the Parties other than those set forth or referred to herein or in the PSA.

5.7                   Waiver.  The terms of Section 15.13 of the PSA are hereby incorporated herein, mutatis mutandis.

[Signature Pages Follow.]

IN WITNESS WHEREOF, Seller and Buyer have executed this Amendment as of the date first written above.

SELLER:

CITRUS ENERGY APPALACHIA, LLC

By:	/s/ Lance Peterson
Name: Lance Peterson
Title: President

TLK PARTNERS, LLC

By:	/s/ Tony S. Say
Name: Tony S. Say
Title: Member

TROY ENERGY INVESTMENTS, LLC

By:	/s/ Tony S. Say
Name: Tony S. Say
Title: Manager

BUYER:

WARREN RESOURCES, INC.

By:	/s/ Philip A. Epstein
Name: Philip A. Epstein
Title: President and CEO

CEC:

CITRUS ENERGY CORPORATION

By:	/s/ Lance Peterson
Name: Lance Peterson
Title: President

Signature Page to PSA Amendment